EXHIBIT 99.9


                          UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN
                               NORTHERN DIVISION
                               -----------------

JOHN TRAMONTANA,                          Case No. 02-10012-BC

        Plaintiff,                        HON. DAVID M. LAWSON

v.

CYNTHIA R. MAY, HAROLD C.                 DEFENDANT/COUNTER-PLAINTIFFS'
BALDAUF, JERICHO II, L.L.C.,              EMERGENCY MOTION FOR RELIEF
GRAMINEX, L.L.C., and ITECH               FROM MAY 13, 2002 ORDER RELATING
LABORATORIES, INC.                        TO PRELIMINARY INJUNCTION

        Defendants,

And

CYNTHIA R. MAY, HAROLD C.
BALDAUF, and GRAMINEX, L.L.C.,

        Counter-Plaintiffs,

V

JOHN TRAMONTANA,

        Counter-Defendant,

And

CYNTHIA R. MAY, HAROLD C.
BALDAUF and GRAMINEX, L.L.C.,

        Third-Party Plaintiffs,

V

DEBBY RUYAN,

        Third-Party Defendant.

------------------------------------------/


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        Defendants May and Baldauf move the Court for relief from the Order entered by the Court on May 13, 2002 in connection with Plaintiff's Motion for Preliminary Injunction, and ask that an Order be entered permitting any of the members of Jericho, L.L.C. to explore third-party offers to purchase the shares of stock in Bigmar, Inc. that are presently owned either by Jericho, L.L.C. or by Harold Baldauf. In support of this motion Defendants state:

        1. Plaintiff John Tramontana filed this case seeking, in part, the appointment of a receiver for Jericho and a declaration regarding the ownership of a large number of shares of stock in Bigmar, Inc., a pharmaceutical company. Tramontana contends the shares are owned by Jericho, while Defendants believe they have been properly transferred to Defendant Harold Baldauf.

        2. For most of Jericho's existence its principal asset was the block of Bigmar stock. Jericho has authorized Harold Baldauf to take possession of the stock, but the registered owner of the stock has not been changed from Jericho to Baldauf on the stock registry of Bigmar, which is currently controlled by Tramontana. Consequently, a dispute exists as to whether Baldauf or Jericho owns the shares. Baldauf proposes to allow Jericho to sell the shares at the highest obtainable price, subject to his claim to the proceeds.

        3. At the time this case was filed, Jericho had no pressing business that would have necessitated the immediate appointment of a receiver. Consequently, the parties entered into an agreed Order on May 13, 2002 prohibiting any further transfer of the shares of Bigmar stock by Harold Baldauf, and precluding Cindy May from acting as Managing Member of Jericho.

        4. At the time of Jericho's purchase of the Bigmar stock, it was publicly traded. This year, however, it was "delisted" and current trading of the stock is restricted and only by pink slip. The stock has recently been trading at only fifteen cents per share -- a fraction of its value when purchased. May and Baldauf believe, however, that the possibility exists that the block of stock may be sold at a price substantially in excess of current trading prices in a privately negotiated transaction.


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        5.      By the time the deadlock in Jericho's management and the
ownership of the Bigmar stock has been finally resolved in this case, the chance to realize on the opportunities described above may be lost, and the shares of Bigmar stock may be rendered virtually worthless.

        6. Cindy May and Harold Baldauf would like to free all parties, including Tramontana, to explore with potential purchasers the possibility of a sale of all or part of the Bigmar stock owned by Jericho or Baldauf, subject to final approval of the Court or a receiver appointed by the Court.

        7. The agreed Order entered in this case, however, with its restriction on Cindy May acting as Managing Member and its restriction on Harold Baldauf making further transfer of the Bigmar shares, could be construed to prohibit Ms. May or Mr. Baldauf from even discussing potential sales of the shares.

        8. May and Baldauf therefore ask that an order be entered allowing May, Baldauf and Tramontana to explore potential sale of the Bigmar stock owned by Jericho or Baldauf and to negotiate with potential purchasers.

        9. As the order would expressly require Court approval of any sale of this Bigmar stock, and would expressly require that the order be given to third parties before any discussion of sale of the stock took place, there is no risk of harm to Tramontana or Jericho from such an order.

        10. In accordance with Local Rule 7.1(a), counsel for Defendants conferred with counsel for Tramontana at length by telephone on November 15, 2002 in an attempt to reach agreement on the subject matter of this motion, but was unable to obtain concurrence.

        This Motion is further supported by the accompanying Brief.


Dated: November 18, 2002                  /s/ William K. Holmes/ with permission
                                          --------------------------------------
                                          William K. Holmes
                                          Molly E. McFarlane
                                          WARNER NORCROSS & JUDD LLP
                                          111 Lyon Street, N.W., Suite 900
                                          Grand Rapids, Michigan 49503-2487
                                          (616) 752-2000
                                          Attorneys for Defendant May

                                          /s/ John A. Decker
                                          --------------------------------------
                                          John A. Decker
                                          BRAUN KENDRICK FINKBEINER P.L.C.
                                          4301 Fashion Square Blvd.
                                          Saginaw, MI 48603
                                          (989) 498-2100
                                          Attorneys for Defendant Baldauf